EXHIBIT 3.3

[Official Seal of State of Nevada]	DEAN HELLER Secretary of State 206 North Carson Street Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretary of state.biz	Entity # E0432792006-5 Document Number: 20060609026-41

CERTIFICATE OF AMENDMENT
(PURSUANT TO NRS 78.385 and 78,390)

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1. Name of Corporation:
CRC Crystal Research Corporation

2. The articles have been amended as follows (provide article numbers, if available):

THE CORPORATION SHALL BE AUTHORIZED TO ISSUE 500,000,000 SHARES OF STOCK AT 0.001 PAR VALUE, OF WHICH 450,000,000 SHALL BE DESIGNATED AS COMMON SHARES AND 50,000,000 SHALL BE DESIGNATED AS PREFERRED SHARES.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: >90%

4. Effective date of filing (optional):  9/22/06

5. Officer Signature (required): /s/ Dr. Kiril Pandelisev

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.